CORNING INCORPORATED AND SUBSIDIARY COMPANIES
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                    DIVIDENDS
                      (Dollars in millions, except ratios)

                                      Three Months Ended              Fiscal Year Ended
                                     -------------------  -----------------------------------------
                                     March 31, March 31,  Dec. 31, Dec. 31, Dec. 31, Dec. 31, Jan. 1,
                                        1999     1998       1998     1997    1996     1995    1995
                                        ----     ----       ----     ----    ----     ----    ----
Income before taxes on income          $111.2   $64.5      $439.6  $629.2   $455.9  $389.4  $286.3
Adjustments:
  Share of earnings before taxes
   of 50% owned companies                23.9    27.1       173.3   111.5    130.3    95.2    89.0
  Gain (loss) before taxes of
   greater than 50% owned
   unconsolidated subsidiary                                                   0.7    (3.1)   (4.0)
  Distributed income of less than
   50% owned companies and share
   of loss if debt is guaranteed                  0.1        (1.1)                             2.1
  Amortization of capitalized interest    3.8     3.6        14.4    16.6     11.8     9.6    13.3
  Fixed charges net of capitalized
   interest                              32.9    34.5       126.8   141.9    105.9    82.6   128.8
                                       ------  ------      ------  ------   ------  ------  ------

Earnings before taxes and fixed
  charges as adjusted                  $171.8  $129.8      $753.0  $899.2   $704.6  $573.7  $515.5
                                       ======  ======      ======  ======   ======  ======  ======

Fixed charges:
  Interest incurred                    $ 29.3  $ 27.3      $103.5  $ 96.7   $ 73.6  $ 65.4  $ 64.9
  Share of interest incurred of 50%
   owned companies and interest on
   guaranteed debt of less than 50%
   owned companies                        9.6    10.2        45.4    51.0     38.7    10.2    60.8
  Interest incurred by greater than
   50% owned unconsolidated subsidiary                                                 0.7     0.8
  Portion of rent expense which
    represents interest factor            4.9     5.3        18.0    15.9     12.1    13.3    10.8
  Share of portion of rent expense
    which represents interest factor
    for 50% owned companies               1.4     1.6         5.0     3.8      1.4     2.7     9.4
  Portion of rent expense which
   represents interest factor for
   greater than 50% owned
   unconsolidated subsidiary                                                                   0.1
  Amortization of debt costs              0.7     0.7         2.9     1.6      2.2    (0.1)    0.6
                                       ------   ------      -----  ------   ------  ------  ------

Total fixed charges                      45.9    45.1       174.8   169.0    128.0    92.2   147.4
Capitalized interest                    (13.0)  (10.6)      (48.0)  (27.1)   (22.1)   (9.6)  (18.6)
                                       ------   ------     ------  ------   ------  ------  ------

Total fixed charges net of
  capitalized interest                 $ 32.9   $ 34.5     $126.8  $141.9   $105.9  $ 82.6  $128.8
                                       ======   ======     ======  ======   ======  ======  ======

Preferred dividends:
  Preferred dividend requirements      $  2.6   $  3.8     $ 15.3  $ 15.3   $ 15.7  $ 15.7  $  8.2
  Ratio of pre-tax income to
   income before minority interest
   and equity earnings                    1.4      1.5        1.4     1.5      1.5     1.4     1.4
                                       ------   ------     ------  ------   ------  ------  ------
  Pre-tax preferred dividend
   requirement                            3.6      5.7       21.4    23.0     23.6    22.0    11.5

Total fixed charges                      45.9     45.1      174.8   169.0    128.0    92.2   147.4
                                       ------   ------     ------  ------   ------  ------  ------

Fixed charges and pre-tax preferred
  dividend requirement                 $ 49.5   $ 50.8     $196.2  $192.0   $151.6  $114.2  $158.9
                                       ======   ======     ======  ======   ======  ======  ======

Ratio of earnings to combined fixed
  charges and preferred dividends         3.5x     2.6x       3.8x    4.7x     4.7x    5.0x    3.2x
                                       ======   ======     ======  ======   ======  ======  ======

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